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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                 ABIOMED, Inc.

     ABIOMED, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the Delaware General Corporation Law, hereby certifies as follows:

     1. The Board of Directors of the Corporation, at a meeting duly held on June 15, 1995, at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the Delaware General Corporation Law, approved the following amendments to the Corporation's Certificate of Incorporation:

     i. To increase the number of authorized shares of Common Stock, $.01 par value, from 10,000,000 to 25,000,000 shares.

     ii. Paragraphs (c), (d) and (g) of Section 4.2.2 of Article 4 shall be amended to read in their entirety as follows:

          (c) Any director elected by the holders of Common Stock voting as a separate class under paragraph (b) above may only be removed for cause by the holders of the Common Stock voting as a separate class. The remaining directors may be removed only for cause by the stockholders voting in accordance with paragraph (a).

          (d) So long as there is any Class A Common Stock outstanding, any vacancy in the office of a director electable by the holders of Common Stock voting as a separate class may be filled by a vote of such holders voting as a separate class, and in the absence of such a stockholder vote, such vacancy may be filled by the remaining directors elected by the Common Stock voting as a separate class, and in the absence of any directors so elected, by all the remaining directors. So long as there is any Class A Common Stock outstanding, any vacancy in the office of a director electable by the holders of both classes of common stock voting as a single class shall be filled by the remaining directors elected by both classes, and in the absence of any directors so elected, by the holders of both classes of common stock voting as a single class. At such time as there is no longer any Class A Common Stock outstanding, any vacancy in the office of director shall be filled by the remaining directors, and in the absence of any directors, by the stockholders. Unless the conditions set forth in paragraph (f) exist in respect of the next annual meeting of stockholders, the Board of Directors may be enlarged by the Board of Directors only to the extent that twenty-five percent (25%) of the enlarged Board of Directors consists of directors either (i) elected by the holders of the Common Stock or (ii) appointed by directors elected by the holders of Common Stock voting as a separate class.

          (g) This Certificate of Incorporation may be amended to change the powers, preferences, relative voting power or special rights of the shares of the Common Stock or the Class A Common Stock so as to affect either class adversely relative to the other, but any proposal to do so shall require the approval of a
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               majority of the votes entitled to be cast by the holders of the class adversely affected by the proposed amendment, voting separately as a class, in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class A Common Stock voting together as a single class as hereinbefore provided. In addition, this Section 4.2.2 shall not be amended, altered or repealed except by the affirmative vote of eighty percent (80%) of the votes entitled to be cast by the stockholders voting in accordance with paragraph
               (a).

     iii. Article 13 shall be added to read in its entirety as follows:

          13.  CLASSIFIED BOARD OF DIRECTORS
               -----------------------------

          (a) The number of directors of the corporation shall be the number, not less than 3 nor more than 12, fixed from time to time by the Board of Directors. The Board of Directors may be enlarged only by vote of a majority of the directors then in office.

          (b) Commencing at the annual meeting of the stockholders in 1995, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the number of directors constituting the entire Board of Directors. At the annual meeting of the stockholders held in 1995, Class I directors shall be elected for a one year term, Class I directors shall be elected for a two year term, and Class III directors shall be elected for a three year term, and in each case until their successors are duly elected and qualified. Commencing in 1996, at each annual meeting of the stockholders successors to the class of directors whose terms expire at that annual meeting of stockholders shall be elected by stockholders for a three year term and until their successors are duly elected and qualified. If the number of directors constituting the entire Board of Directors shall be changed as provided in paragraph (a) of this
               Article 13, the increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

          (c) Any director elected to fill a vacancy resulting from an increase in any class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for the remaining term of the class to which such director is elected. No decrease in the size of the Board of Directors shall have the effect of removing or shortening the term of any incumbent director.

          (d) Whenever the holders of any series of Preferred Stock issued pursuant to the provisions of Part 4.4 of Article 4 of this certificate of incorporation shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of this certificate of incorporation applicable to such series or by the resolution or resolutions of the Board of Directors providing for such series, as the case may be, and such directorships shall not be divided into classes or otherwise subject to this Article 13 unless expressly so provided therein.

          (e) This Article 13 shall not be amended, altered or repealed except by the affirmative vote of eighty percent (80%) of the votes entitled to be cast by stockholders voting in accordance with
               Section 4.2.2(a) of Article 4.

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     iv.  Article 14 shall be added to read in its entirety as follows:

          14.  CONSIDERATION OF RELEVANT FACTORS IN BUSINESS COMBINATIONS.
               -----------------------------------------------------------

               The Board of Directors of the corporation, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the corporation, (ii) merge or consolidate the corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation: (a) not only the price or other consideration being offered in relation to the then current market price of the corporation's outstanding shares of capital stock, but also the Board of Directors' estimate of the future value of the corporation as an independent going concern and the unrealized value of its property and assets; (b) the financial and managerial resources and future prospects of the other party; and (c) the possible social, legal, environmental and economic effects of the transaction on the business of the corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the corporation and its subsidiaries and the effects on the communities in which the corporation's facilities are located. In evaluating any such offer on the basis of the foregoing factors, the directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the corporation within the meaning of Section 145 of the General Corporation Law of Delaware, as it may be amended from time to time.

     2. The foregoing amendments to the Certificate of Incorporation were duly adopted by the stockholders at a meeting duly held, at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, on August 9, 1995.

     IN WITNESS WHEREOF, ABIOMED, Inc. has caused this Certificate of Amendment of its Certificate of Incorporation to be signed by David M. Lederman, its President, and attested to by Donald E. Paulson, its Secretary, this 25th day of October, 1995.

                                       ABIOMED, Inc.



                                       By:    /s/ David M. Lederman
                                            -------------------------------
                                            David M. Lederman,
                                            President

ATTEST:


By:   /s/ Donald E. Paulson
    -------------------------------
    Donald E. Paulson, Secretary

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